Exhibit 10.6
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Genentech
A Member of the Roche Group
October 18, 2010
Susan Alexander, Corporate Secretary
Biogen Idec Inc.
Legal Department
133 Boston Post Road
Weston, Massachusetts 02493
Re:      GA101 Financial Terms
Dear Susan:
As you know, since 1995 the Parties have engaged in a collaboration to develop and commercialize various anti-CD20 products, including Rituxan® and G2H7, under that certain Amended and Restated Collaboration Agreement by and between Genentech, Inc. (“Genentech”) and IDEC Pharmaceuticals Corporation (the predecessor to Biogen Idec Inc.) (“Biogen Idec”) effective as of June 19, 2003 (“Amended and Restated Agreement”). On October 28, 2008, Biogen Idec elected to participate in the Third Party Anti-CD20 Products GA101 Licensed Products (as defined below), under the terms enumerated in a notice letter from Genentech to Biogen Idec dated October 1, 2008 (“GA101 Notice”).
As a result of discussions between our respective companies, Biogen Idec and Genentech have agreed to change certain financial and other terms applicable to Rituxan®, G2H7 and GA101 Licensed Products. The changes with respect to Rituxan®, G2H7 (and other anti-CD20 products subject to the Amended and Restated Agreement) are memorialized in a Second Amended and Restated Collaboration Agreement by and between Biogen Idec and Genentech effective October 18, 2010 (“Second Amended and Restated Agreement”). In this letter agreement (“GA101 Letter Agreement”), Biogen Idec and Genentech desire to memorialize their further agreement regarding the financial terms applicable to GA101 Licensed Products and other matters respecting GA101 Licensed Products, supplementing the terms set forth in the GA101 Notice.
In this GA101 Letter Agreement, Genentech and Biogen Idec are sometimes referred to individually as a “Party” and collectively as the “Parties.” All capitalized terms and phrases used, but not defined, in this GA101 Letter Agreement shall have the meanings ascribed to them in the Second Amended and Restated Agreement.

1

Re: GA101 Financial Terms	October 18, 2010
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Genentech and Biogen Idec agree, as of the date of this GA101 Letter Agreement above (“GA101 Letter Agreement Date”), as follows:
(1)	Definitions

For the purposes of this GA101 Letter Agreement, the following terms and phrases shall have the meanings ascribed to them below:

“Biogen Idec Know-How” means Information which (i) Biogen Idec disclosed or discloses to Genentech under the Amended and Restated Agreement, or in connection with the GA101 Notice or this GA101 Letter Agreement, and (ii) is within the Control of Biogen Idec.

“Biogen Idec Patents” means the rights under a Patent which covers a method, apparatus, material, manufacture, use, treatment, process, compound, composition or product-by-process necessary to develop, make, use or sell, offer for sale or import GA101 Licensed Products, in each case which Patent is Controlled by Biogen Idec, including its interest in any Patents owned jointly by the Parties as provided in the Amended and Restated Agreement.

“GA101 Licensed Products” means “Licensed Products” as defined in the Genentech/Roche GA101 Agreement (as defined below).

“Genentech/Roche GA101 Agreement” means the GA101 License and Collaboration Agreement made and entered on September 23, 2008 by and between F. Hoffmann-La Roche Ltd and GlycArt Biotechnology AG and Genentech.

“Information” means techniques and data, including, but not limited to, biological materials, inventions, practices, methods, knowledge, know-how, skill, experience, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, marketing, pricing, distribution, cost, sales, manufacturing, patent data or descriptions.

“US Territory” shall mean the United States.

(2)	Gross-Up Payments
Biogen Idec shall, within thirty (30) days of the GA101 Letter Agreement Date, pay Genentech nine million four hundred thirty thousand five hundred twenty four US dollars (US $9,430,524). Such payment shall he made in immediately available funds by wire transfer to an account designated by Genentech.
The foregoing amount represents: (i) [**]; (ii) five percent (5%) of the Operating Loss (as applicable to GA101 Licensed Products) incurred with respect to GA101 Licensed Products

[**]	= Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Re: GA101 Financial Terms	October 18, 2010
through June 30, 2010; and (iii) an amount representing interest on the amounts in (i) and (ii) above and agreed to by the Parties.
Genentech shall, within sixty (60) days following the GA101 Letter Agreement Date, provide Biogen Idec with an invoice for the amount of Operating Loss (as applicable to GA101 Licensed Products) incurred with respect to GA101 Licensed Products for the period beginning July 1, 2010 through September 30, 2010. Biogen Idec shall, within thirty (30) days of receipt of such invoice, pay Genentech the invoiced amount. Such payment shall be made in immediately available funds by wire transfer to an account designated by Genentech.
(3)	Share of Operating Profit or Loss for GA101 Licensed Products
The Parties shall share the Operating Profit or Losses for GA101 Licensed Products in the US Territory in the following manner:
(i)	Operating Losses for GA101 Licensed Products. Commencing on October 1, 2010, Biogen Idec and Genentech shall pay 35% and 65%, respectively, of Operating Losses of GA101 Licensed Products;

(ii)	Operating Profits for GA101 Licensed Products.
Commencing on October 1, 2010, Biogen Idec and Genentech shall, for each calendar year or portion thereof, share Operating Profits of GA101 Licensed Products as follows:
(A)	35% and 65%, respectively, of the first [**] in Operating Profits of GA101 for such Licensed Products for such calendar year of portion thereof;

(B)	39% and 61% respectively, of the Operating Profits of GA101 for such calendar year or portion thereof in excess of the first [**] until the First Threshold Date (as used herein “First Threshold Date” means the first day of the first calendar quarter following the first date the cumulative Gross Sales (calculated only with respect to GA101 Licensed Products in the US Territory) within any consecutive 12 month period reaches [**];

(C)	[**], respectively, of the Operating Profits of GA101 for such calendar year or portion thereof in excess of the first [**] following the First Threshold Date and until the Second Threshold Date (as used herein “Second GA101 Threshold Date” means the first day of the first calendar quarter following the first date the cumulative Gross Sales (calculated only with respect to GA101 Licensed Products in the US Territory) within any consecutive 12 month period reaches [**]; and

(D)	[**], respectively, of the Operating Profits of GA101 Licensed Products for such calendar year or portion thereof following the Second Threshold Date.

[**]	= Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Re: GA101 Financial Terms	October 18, 2010
(4)	GA101 License Grant
Biogen Idec hereby grants to Genentech a worldwide, nonexclusive license under the Biogen Idec Patents and Biogen Idec Know-How to develop, make, have made, use, sell, offer for sale, have sold and import GA101 Licensed Products. Such license shall include the right to grant sublicenses with the prior written consent of Biogen Idec, such consent not to be unreasonably withheld. Biogen Idec hereby consents to such a sublicense to F. Hoffmann La Roche or any of its affiliates. Unless otherwise agreed, each sublicensee shall be subject to all of the obligations of Genentech hereunder applicable to that part of the territory to which the sublicense applies.
(5)	Waiver of [**] Opt-Out and [**] Opt-Out for GA101
Genentech shall not, without Biogen Idec’s prior written consent (which consent shall not be unreasonably withheld or delayed), exercise a “[**] Opt-Out or a “[**] Opt-Out” (each as defined in the Genentech/Roche GA101 Agreement) for any GA101 Licensed Product for which the Parties continue to share Operating Profits or Losses in the circumstance in which Roche has not also exercised a “[**] Opt-Out” or a “[**] Opt-Out” (each as defined in the Genentech/Roche GA101 Agreement) with respect to such GA101 Licensed Product.
For the sake of clarity, Biogen Idec acknowledges and agrees that Genentech retains the right under the Genentech/Roche GA101 Agreement to, in its sole discretion, opt-out of the development and/or commercialization of any and all GA101 Licensed Products for which Roche has exercised a “[**] Opt-Out” or a “[**] Opt-Out” (each as defined in the Genentech/Roche GA101 Agreement), and that the foregoing provision applies regardless of the means by which the Parties have arrived at no longer sharing Operating Profit or Losses for a GA101 Licensed Product (including by operation of Section 15.2 of the Second Amended and Restated Agreement and/or as a result of termination of the Second Amended and Restated Agreement).
(6)	No Modification of Other Terms
Except as specifically set forth above, all terms and conditions set forth in the GA101 Notice shall remain in full force and effect.
Genentech and Biogen Idec represent and warrant to each other that, as of the Effective Date, (i) this GA101 Letter Agreement is a legal and valid obligation binding upon them and enforceable against it in accordance with its terms; and (ii) the execution, delivery and performance of this GA101 Letter Agreement by it does not conflict with any agreement, instrument or understanding, oral or written to which it is a party or by which it is bound, nor, to its knowledge, violates any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
This GA101 Letter Agreement constitutes the entire agreement between the Parties in relation to the matters contained herein, and supersedes all prior and/or contemporary agreements and understandings that may exist between the Parties, whether written, oral or otherwise, relating to

[**]	= Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Re: GA101 Financial Terms	October 18, 2010
the subject matter hereof. The Parties agree that, except as expressly modified by this GA101 Letter Agreement, all terms and conditions of the Second Amended and Restated Agreement and GA101 Notice, as applicable, shall remain in full force and effect.
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[signatures to follow]

[**]	= Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Re: GA101 Financial Terms	October 18, 2010
If you are in agreement with the foregoing, please have a duly authorized representative execute the enclosed triplicate originals and return it to my attention. Thank you.
Acknowledged and Agreed to By:
Genentech, Inc

By: Name:	/s/ Steve Krognes Steve Krognes
Title:	Chief Financial Officer

Acknowledged and Agreed to By:

Biogen Idec Inc.

By: Name:	/s/ George Scangos George Scangos
Title:	Chief Executive Officer

[**]	= Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.